SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2007

ARBIOS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32603 (Commission File Number)	91-1955323 (I.R.S. Employer Identification No.)

1050 Winter Street, Suite 1000 Waltham, Massachusetts (Address of Principal Executive Offices)	02451 (Zip Code)

(781) 839-7293
(Registrant’s Telephone Number, Including Area Code)
______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a)-(d) Not applicable.

(e) On April 27, 2007, Arbios Systems, Inc. (“Arbios”), appointed Dr. Jacek Rozga, M.D., Ph.D. to serve as the Chief Scientific Officer of Arbios effective as of April 1, 2007.

Pursuant to Dr. Rozga’s offer letter he will receive an annual base salary of $200,000. In addition, he will be eligible to receive an annual cash bonus of up to 15% of his base salary for each calendar year that he is employed by Arbios. The final amount of the annual bonus will be determined at the sole discretion of the Chief Executive Officer based upon conditions and criteria that he considers to be appropriate. The bonus, if paid, generally will be paid within the first quarter of each calendar year, but the timing of any bonus payment will ultimately depend upon an assessment of Arbios’ financial condition and other circumstances by management. Dr. Rozga’s performance will be reviewed annually by the Chief Executive Officer, and at that time adjustments in his compensation may be made.

Dr. Rozga will be reimbursed for all pre-approved business related expenses in accordance with Arbios’ expense reimbursement policy in place at such time. He will be entitled to three weeks vacation time during each twelve month period in addition to the holidays observed by all Arbios employees. Dr. Rozga will be eligible to participate in Arbios health insurance, disability benefit, 401(k) and life insurance plans as may be offered to Arbios employees from time to time. He will also be eligible for reimbursement of up to $10,000 of the documented cost of moving his household belongings from California to Massachusetts.

Dr. Rozga will be an at-will employee and his employment with Arbios may be terminated at any time by him or the Company, with our without cause.

The preceding description of the offer does not purport to be complete and is qualified in its entirety by reference to the offer letter, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1 Offer Letter of Dr. Jacek Rozga.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ARBIOS SYSTEMS, INC.

Date: May 3, 2007	By:	/s/ WALTER C. OGIER
Walter C. Ogier, Chief Executive Officer

EXHIBIT INDEX

99.1 Offer Letter of Dr. Jacek Rozga.